EXHIBIT 4.12


                                 PROMISSORY NOTE


$3,000,000.00                                    Dated as of:  November 23, 1998
Indianapolis, Indiana                          Final Maturity: November 23, 2001


         On or before November 23, 2001 ("Final Maturity"), STARCRAFT AUTOMOTIVE GROUP, INC., an Indiana corporation ("Maker"), promises to pay to the order of BANK ONE, INDIANA, NATIONAL ASSOCIATION ("Bank") at the principal office of Bank at Indianapolis, Indiana, the principal sum of Three Million and 00/100 Dollars ($3,000,000.00) and to pay interest on the unpaid principal balance outstanding from time to time as provided in this Note.

         This Note evidences indebtedness (the "Loan") incurred by Maker under a revolving line of credit extended to Maker by Bank under an Amended and Restated Credit Agreement dated November 30, 1994, but with effect as of December 1, 1994, as amended (collectively, the "Credit Agreement") among Maker, Imperial Automotive Group, Inc., an Indiana corporation, Starcraft Corporation, an Indiana corporation, and Bank. All references in this Note to the Credit Agreement shall be construed as references to that Agreement as it has been to date and hereafter may be amended and/or restated from time to time and at any time. The Loan is referred to in the Credit Agreement as the "Starcraft Revolver." The principal amount of the Loan outstanding from time to time shall be determined by reference to the books and records of the Bank on which all payments by the Maker on account of the Loan shall be recorded. Such books and records shall be deemed prima facie to be correct as to such matters. All capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Credit Agreement.

         Interest on the unpaid principal balance of the Loan outstanding from time to time prior to and after the Final Maturity Date will accrue at the rate or rates provided in the Credit Agreement. Prior to the Final Maturity Date, accrued interest shall be due and payable on the first day of each successive month commencing on the first day of December, 1998. After the Final Maturity Date, interest shall be due and payable as accrued and without demand. Interest will be calculated on the basis that an entire year's interest is earned in 360 days.

         The entire outstanding principal balance of this Note shall be due and payable, together with accrued interest, at Final Maturity. Principal may be prepaid, but only as provided in the Credit Agreement.

         If any installment of interest due under the terms of this Note is not paid when due, then Bank or any subsequent holder of this Note may, subject to the terms of the Credit Agreement, at its option and without notice, declare the entire principal amount of the Note and all accrued interest immediately due and payable. Reference is made to the Credit Agreement which provides for acceleration of the maturity of this Note upon the happening of other "Events of Default" as defined therein.


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         If any  installment  of interest due under the terms of this Note prior to maturity is not paid in full when due, then Bank at its option and without prior notice to Maker, may assess a late payment fee in an amount equal to the greater of $50.00 or five percent (5%) of the amount past due. Each late payment fee assessed shall be due and payable on the earlier of the next regularly scheduled interest payment date or the maturity of this Note. Waiver by Bank of any late payment fee assessed, or the failure of Bank in any instance to assess a late payment fee shall not be construed as a waiver by Bank of its right to assess late payment fees thereafter.

         Unless otherwise required by applicable law, payments will be applied among principal, interest, late charges, collection costs and other charges at its sole discretion. Maker and any endorsers severally waive demand, presentment for payment, protest, notice of dishonor and notice of nonpayment of this Note, and each of them consents to any renewals or extensions of the time of payment of this Note without notice.

         All amounts payable under the terms of this Note shall be payable with expenses of collection, including attorneys' fees, and without relief from valuation and appraisement laws.

         This Note amends, and so amended restates, the Starcraft Note held by Bank immediately prior to the Eighth Amendment Effective Date and, upon its execution and delivery to Bank, shall be the Starcraft Note under the Credit Agreement.

         This Note is made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.

                                       STARCRAFT AUTOMOTIVE GROUP, INC., an
                                        Indiana corporation


                                      By:/s/ Michael H. Schoeffler
                                         ---------------------------------------

                                          Michael H. Schoeffler
                                         ---------------------------------------
                                         (Print name and title)